Exhibit 5.1

[   ] 2009

Golden Green Enterprises Limited [ ]	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	2842 9530 Richard.Hall@conyersdillandpearman.com M#892496/D#287069

Dear Sirs,

Golden Green Enterprises Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the Company’s registration statement on form S-4, as amended (the “Registration Statement”), originally filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), on November 12, 2008 for the registration by the Company of (i) 7,468,814 ordinary shares  of no par value (the “Ordinary Shares”), (ii) 14,204,295 warrants to purchase Ordinary Shares (the “Warrants”), (iii) 14,204,295 Ordinary Shares underlying the Warrants, (iv) 931,186 Units, each consisting of 1 Ordinary Share and 2 Warrants (the “Units”), (v) 931,186 ordinary Shares included in the Units, (vi) 1,862,372 Warrants included in the Units; (vii) 1,862,372 Ordinary Shares underlying the Warrants represented in the Units, (viii) 1 Representative’s Unit Purchase Option (the “UPO”),  (ix) 600,000 Ordinary Shares issuable on exercise of the UPO, (x) 1,200,000 Warrants issuable on exercise of the UPO, and (xi) 1,200,000 Ordinary Shares underlying the Warrants included in the UPO (collectively, the “Securities”) .

For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	the Registration Statement;

(b)	the prospectus (the “Prospectus”) contained in the Registration Statement;

(c)	the executed Warrants; and

(d)	the executed UPOs.

The documents listed in items (a) through (d) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

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Golden Green Enterprises Limited
[   ] 2009

We have also reviewed the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on [   ] 2009, written resolutions of all the directors of the Company dated [  ] 2009  (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Corporate Affairs in relation to the Company on [   ] 2009 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Warrants and the UPO, other than the Company, to enter into and perform its respective obligations under the Warrants and the UPO; (d) the due execution and delivery of the Warrants and the UPO by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolution, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Warrants and the UPO which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (i) that on the date of entering into the Warrants and the UPO the Company is, and after entering into the Warrants and the UPO will be, able to pay its liabilities as they become due; and (j) that the Company will maintain a sufficient number of authorised but unissued Ordinary Shares to enable the Company to satisfy its obligations to issue the Securities upon a conversion of the Warrants and the UPO.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement, and is not to be relied upon in respect of any other matter.

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Golden Green Enterprises Limited
[   ] 2009

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.
The allotment and the issue of the Ordinary Shares and the allotment and issue of the Securities upon an exercise of the Warrants and the UPO in accordance with the terms thereof have been duly authorised, and when allotted and issued by the Company upon exercise of the Warrants and the UPO in accordance with the provisions thereof, will have been validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Securities).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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